CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                            NEW YORK, NEW YORK 10005


                                 April 11, 2002



JPMorgan Chase Bank, as Trustee of
FT 615
4 Chase MetroTech Center
3rd Floor
Brooklyn, New York  11245

Attention:        Ms. Rosalia Koopman
                  Vice President


         Re:   FT 615

Dear Sirs:

         We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in FT 615 exclusion of the REIT Series (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated November 20, 1991, and a related Trust Agreement dated as of today (collectively, the "Indenture") among Nike Securities L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and JPMorgan Chase Bank as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

         We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

         Based upon the foregoing, we are of the opinion that the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

         We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-85416) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                                                    Very truly yours,



                                                    CARTER, LEDYARD & MILBURN